EXHIBIT 10.1

SAJAN 2014 SHORT-TERM INCENTIVE PLAN

I.	PURPOSE, OVERVIEW AND PARTICIPATION

The Sajan 2014 Short-Term Incentive Plan (“STIP”) is designed to motivate employees to achieve and exceed the Company’s performance goals as outlined by management and the Board of Directors. Participants include all eligible employees, including the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. The pool of funds for distribution under the STIP will be allocated to each employee pursuant to such employee’s maximum bonus opportunity.

II.	PLAN COMPONENTS AND PAYOUT

The STIP is based on the Company’s 2014 budget put forward by management and approved by the Board. The primary component of the STIP is the Company’s Adjusted EBITDA, and specific targets and other metrics for payment under the STIP will be determined by the Compensation Committee of the Board of Directors. Awards under the STIP will be determined and paid following confirmation of the 2014 quarterly financial results.

III.	OTHER CONSIDERATIONS

The STIP assumes normal and ongoing operations of the Company and does not contemplate significant strategic changes in the business, such as an acquisition. The Compensation Committee shall administer and interpret the STIP and may, in its sole discretion, amend the STIP or any target or metric in any respect.